SECURITIES AND EXCHANGE COMMISSION
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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China Natural Resources Holdings, Inc.
(Exact Name of Small Business Issuer in its Charter)

Nevada	_____________	26-2257679
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

China Natural Resources Holdings, Inc.
68 Genoa Street, 2nd Floor
Arcadia, California 91006
(626) 447-8185
Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

CSC Services of Nevada Inc.
502 East John Street
Carson City, NV 89706
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	1,372,662	$.075	$102,950	$4.05

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $.075 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER ___, 2008

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

About Our Company

China Natural Resources Holdings, Inc. is a Nevada Corporation founded on March 18, 2008 for the purpose of exploiting high-phosphorus iron ore reserves located at Badong county, Enshi autonomous prefecture, Hubei Province, China. We will exploit iron ores and produce steel in Badong county. The steel plant project will be completed in two phases with the first phase reaching approximately a half a million tons of steel and the second phase reaching approximately 1.2 million tons of steel.

Where You Can Find Us

Our principal executive office location and mailing address is 68 Genoa Street, 2nd Floor, Arcadia, California 91006.  Our corporate telephone number is 626-447-8185.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $.075 was determined by the price shares were sold to our shareholders in a private placement and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (March 18, 2008) through June 30, 2008 are derived from our audited financial statements.

For the Period from inception (March 18, 2008 through June 30, 2008)
STATEMENT OF OPERATIONS

Revenues	$0
Total Operating Expenses	$14,106
General and Administrative Expenses	$14,106
Net Loss	$14,106

June 30, 2008
BALANCE SHEET DATA

Cash	$102,183
Total Assets	$102,183
Total Liabilities	$-
Shareholders' Equity	$102,183

1,372,662  SHARES OF
CHINA NATURAL RESOURCES HOLDINGS, INC.
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 1,372,662 shares of our common stock can be sold by selling security holders at a fixed price of $.075 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  September ___, 2008

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY FOR YOU TO EVALUATE OUR OPERATION, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY. WE ALSO FACE EXTREME COMPETITION FROM COMPANIES WITH SUBSTANTIALLY GREATER FINANCIAL RESOURCES.

We were incorporated in Nevada on March 18, 2008. We have no significant financial resources and no revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. As a small developing company, we face extreme competition from companies with substantially greater financial resources.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM FULLY EXECUTING OUR BUSINESS PLAN.

Our business plan is a multi-year project. We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Whether we will be able to raise sufficient funds is the key to the success of our business strategy. Such financing may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our business development plan which will have a material adverse effect on our business, operating results, or financial condition.

THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO ACQUIRE ALL NECESSARY APPROVAL FROM ALL REVELANT CHINESE GOVERNMENT TO OUR BUSINESS PLAN.

Since May 2008, we have been engaging in obtaining  the required approvals from various government bureaus, including the China Seismic Bureau, Ministry of Land and Resources, State Administration of Work Safety, Ministry of Environmental Protection, Water resources Department, Hubei Cultural Relics Bureaus, Changjiang Water Resources Commission, Relocation & Resettlement Bureau, National Development and Reform Commission, etc. Without obtaining the approval from about these governmental bureaus we will not be able to commence our business operations.

OUR MAIN BUSINESS OPERATION IS IN CHINA. WE MAY FACE ECONOMIC RISKS THAT COMPANIES DO NOT ENCOUNTER IN THE UNITED STATES. THERE MAY BE CHANGES IN POLICY BY THE CHINESE GOVERNMENT THAT CAN ADVERSELY AFFECT INVESTMENTS IN CHINESE BUSINESSES.

China’s economy is more volatile than that of U.S and Western European countries.  In recent years the Chinese economy has been through a transition from command economy to market economy.  In 1993, the Constitution of China was amended to reinforce such economic reforms.  The trend of recent years indicates that future policies of the Chinese government will continue to develop its market economy, more greatly relying upon market forces.  However, there can be no assurance that the government’s pursuit of economic reforms will not be restrained or curtailed under some circumstances.  Any downturn in the Chinese national economy as a whole can adversely affect the economic prospects of our Chinese operation.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $.075 per share for the shares of common stock was arbitrarily determined. The offering price is determined based upon our current financial condition and prospect, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in June 2008 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 1,372,662 shares of our common stock held by 37 shareholders of our common stock which sold in our Regulation D Rule 506 offering completed in June 2008.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 9, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Henry Wong	33,333	33,333	0	0
Yan Hua Li	33,333	33,333	0	0
Keith Chan	33,333	33,333	0	0
Sarah Chan	33,333	33,333	0	0
Jason Chong Chung	33,333	33,333	0	0
Samuel K.K. Chung	33,333	33,333	0	0
Au Yeung Family 2004 Trust (1) (Mi-Li Au Yeung)	33,333	33,333	0	0
Au Yeung Family 2004 Trust (2) (Vincent Au Yeung)	33,333	33,333	0	0
Philip Chan	33,333	33,333	0	0
Kiki Chan	33,333	33,333	0	0
Stephen P. Couig	33,333	33,333	0	0
Patty Chan	33,333	33,333	0	0
Bai Zhu Chen	33,333	33,333	0	0
Ke Du	33,333	33,333	0	0
Christina Qi He	33,000	33,000	0	0
Katherine He	33,000	33,000	0	0
Juan Huang	40,000	40,000	0	0
Ling Zhang	40,000	40,000	0	0
Song Tao Zhang	40,000	40,000	0	0

Zhen Bo Zhao	40,000	40,000	0	0
Lili Cheng	40,000	40,000	0	0
Yu Zhao	40,000	40,000	0	0
Kai Zhu	40,000	40,000	0	0
Shuang Xu	40,000	40,000	0	0
Dong Liang	40,000	40,000	0	0
Wei Xu	40,000	40,000	0	0
Cai Zhen Deng	40,000	40,000	0	0
Jing Xu	40,000	40,000	0	0
Xiu Juan Jiang	40,000	40,000	0	0
Guan Zhou Cai	40,000	40,000	0	0
Zhang Cai Peng	40,000	40,000	0	0
Guan Wang	40,000	40,000	0	0
Jing Wang	40,000	40,000	0	0
Xue Zhang	40,000	40,000	0	0
Jun Yan Huang	40,000	40,000	0	0
Yu Hong Tang	40,000	40,000	0	0
Song Han	40,000	40,000	0	0

(1) Mi-Li Au Yeung is the trustee of Au Yeung Family 2004 Trust (1) and has investment control over its shares of our common stock.

(2) Vincent Au Yeung is the trustee of Au Yeung Family 2004 Trust (2) and has investment control over its shares of our common stock.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.075 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $.075 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
O	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue 100,000,000 shares of common stock at 0.001 par value per share and 10,000,000 shares of preferred stock at 0.001 par value per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 100,000,000 shares of common stock at $0.001 par value per share. As of September 9, 2008, we have 15,372,662 shares issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock at $0.001 par value per share.  The terms of the preferred shares are at the discretion of the board of directors.  Currently no preferred shares are issued and outstanding.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

On July 23, 2008, we entered into an agreement with a non-affiliated third party and pursuant to the terms of the agreement, we provided the party with an option to purchase a total of 33,333,333 shares of common stock at $0.075/share, which would result in cash proceeds of $2,500,000.  The option has not yet been exercised and expires on September 23, 2008.  Except as set forth above, there are no options to purchase our securities outstanding.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Berman & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement.  The financial statements are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

We were incorporated in the state of Nevada on March 18, 2008 to engage in the business of exploiting high phosphorus iron ore reserves which are located at Badong county, Enshi autonomous prefecture, Hubei province, and produce steel using this type of high phosphorus iron ore. We will engage Shandong Metallurgy Institute Co.,Ltd (“Shanye”), one of the institutes in China that research on the technology of making iron from high-phosphorus iron ore, to assist with transferring of smelt-reduction technology from Australian company Hismelt Corporation Pty. Limited (“Hismelt”) to process the high-phosphorus iron ore in Badong.

According to the geological survey memoir provided by the 2nd Geological Team of Hubei in April 2008, the iron ore reserve (East Longtitude: 110°13′25″; North Latitude: 30°16′20″) which we are interested in exploiting is located in Heishiban of Jinpingguo village, a region that is under the governance of Badong county, Enshi autonomous prefecture, Hubei province. This iron ore area, around 7 kilometers long and 6.5 kilometers wide, covers over 40 square kilometers.

Geological reports indicate that West Hubei iron ore reserves grade about TFe45% and contain 0.6-0.94% phosphorus on average. Regarding Heishiban iron ore reserve, the 604 National Geological Team submitted in 1956 the final Geological Survey Memoir of Guandian Mining Area in Hubei Provice, which identifies the existence of sub mining regions such as Heishiban, Liangshui Jin, Dazhuang, etc.

From October 2008 to February 2009, CNRH will proceed to obtain approval from various governing bureaus such as China Seismic Bureau, Ministry of Land and Resources, State Administration of Work Safety, Ministry of Environmental Protection, Water Resources Department, Hubei Cultural Relics Bureau, Changjiang Water Resources Commission, Relocation & Resettlement Bureau and so on to fulfill the application.

For the development and utilization of mineral resources, we will assign some third-parties to conduct investigation of current environment, to get approval of mining area from respective government agency, as well as to work out environment evaluation, assessment of geological disaster, labor safety pre-assessment report, and demonstration report of water & soil conservation scheme for the mine after the mining area is determined.

We plan to finish the project application report by the year-end as scheduled and submit it for the approval of National Development and Reform Commission.

Legal Proceedings

There are no legal proceedings pending or threatened against us.

Market for Common Equity and Related Stockholder Matters

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 44 shareholders of our common stock.

Rule 144 Shares

As of September 9, 2008 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After October 2008, a total of 6,666,667 shares held by our affiliates and his assignees will become available for resale to the public, subject to all Rule 144 requirements, including current public information, volume limitations, manner of sale and Form 144.  After January 2009, all of the shares of our common stock held by the 38 shareholders who purchased their shares in the Regulation D 506 offering by us will become available for resale to the public without any restriction.

Stock Option Grants

On July 23, 2008, we entered into an agreement with a non-affiliated third party and pursuant to the terms of the agreement, we provided the party with an option to purchase a total of 33,333,333 shares of common stock at $0.075/share, which would result in cash proceeds of $2,500,000.  The option has not yet been exercised and expires on September 23, 2008.  Except as set forth above, there are no options to purchase our securities outstanding.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

China Natural Resources Holdings, Inc.
(A Development Stage Company)
Financial Statements
June 30, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
China Natural Resources Holdings, Inc.

We have audited the accompanying balance sheet of China Natural Resources Holdings, Inc. (a development stage company) as of June 30, 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 18, 2008 (inception) to June 30, 2008. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Natural Resources Holdings, Inc (a development stage Corporation) as of June 30, 2008, and the results of its operations and its cash flows for the period from March 18, 2008 (inception) to June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

Berman & Company, P.A.

/s/  Berman & Company, P.A.
Boca Raton, Florida
August 13, 2008

551 NW  77th Street, Suite 107 • Boca Raton, FL 33487
Phone: (561) 864-4444 * Pax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants

China Natural Resources Holdings, Inc.
(A Development Stage Company)
Balance Sheet

June 30, 2008
Assets

Current Assets:
Cash	$102,183
Total Current Assets	102,183

Total Assets	$102,183

Stockholders’ Equity

Stockholders’ Equity:
Preferred stock ($0.001 par value, 10,000,000 shares authorized,
none issued and outstanding)	$-
Common stock ($0.001 par value, 100,000,000 shares authorized,
8,039,329 shares issued and outstanding)	8,040
Additional paid-in capital	108,249
Deficit accumulated during development stage	(14,106)
Total Stockholders’ Equity	$102,183

See accompanying notes to financial statements

China Natural Resources Holdings, Inc.
(A Development Stage Company)
Statement of Operations

For the Period from
March 18, 2008
(inception) to
June 30, 2008

Revenues	$-

Operating expenses
General and administrative	14,106
Total operating expenses	14,106

Net loss	$(14,106)

Net loss per share - basic and diluted	$(0.00)

Weighted average number of shares outstanding
during the period - basic and diluted	6,904,017

See accompanying notes to financial statements

China Natural Resources Holdings, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity
For the Period from March 18, 2008 (inception) to June 30, 2008

			Additional	Deficit Accumulated during	Total
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Common stock issued for cash - founder - ($0.002/share)	6,666,667	$6,667	$6,672	$-	$13,339

Common stock issued for cash ($0.0750/share)	1,372,662	1,373	101,577	-	102,950

Net loss for the period from March 18, 2008 (inception) to June 30, 2008	-	-	-	(14,106)	(14,106)

Balance June 30, 2008	8,039,329	$8,040	$108,249	$(14,106)	$102,183

See accompanying notes to financial statements

China Natural Resources Holdings, Inc.
(A Development Stage Company)
Statement of Cash Flows

For the Period from
March 18, 2008
(Inception) to
June 30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,106)
Net Cash Used In Operating Activities	(14,106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock - founder	13,339
Proceeds from issuance of common stock	102,950
Net Cash Provided By Financing Activities	116,289

Net Increase in Cash	102,183

Cash - Beginning of Period	-

Cash - End of Period	$102,183

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income Taxes	$-
Interest	$-

See accompanying notes to financial statements

China Natural  Resources Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2008

Note 1 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Reorganization

China Natural Resources Holdings, Inc. is a Nevada corporation incorporated on March 18, 2008.  The Company intends to enter the businesses of exploration and mining of mineral assets, and operating steel mills.  These operations may occur domestically or internationally.

Development Stage

The Company's financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include equity based financing and further implementation of the business plan. The Company will look to obtain additional debt and/or equity related funding opportunities. The Company has not generated any revenues since inception.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

A significant estimate in 2008 included a 100% valuation allowance for deferred taxes due to the Company’s continuing and expected future losses.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.  The Company had no cash equivalents at June 30, 2008.

Stock-Based Compensation

All share-based payments to employees will be recorded and expensed in the statement of operations as applicable under SFAS No. 123R “Share-Based Payment”.  For the period from March 18, 2008 (inception) to June 30, 2008, the Company has not issued any stock based compensation to employees since inception.

China Natural  Resources Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2008

Non-Employee Stock Based Compensation

Stock-based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). For the period from March 18, 2008 (inception) to June 30, 2008, the Company has not issued any stock based compensation to third parties since inception.

Income Taxes

The Company will account for income taxes under the liability method in accordance with Statement of Financial  Accounting  Standards No. 109, "Accounting for Income Taxes" under this method,  deferred income tax assets and liabilities are determined based on differences  between the financial reporting and tax bases of assets and  liabilities  and are measured using the enacted tax rates and laws  that will be in effect  when the  differences  are  expected  to reverse.

We adopted the provisions of FASB Interpretation No. 48; “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments. At June 30, 2008, we did not record any liabilities for uncertain tax positions.

Fair Value of Financial Instruments

The carrying amounts of the Company’s short-term financial instruments, approximate fair value due to the relatively short period to maturity for this instrument.

Segment Information

The Company follows Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."  During 2008, the Company only operated in one segment; therefore, segment information has not been presented.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability.  It also defines fair value and established a hierarchy that prioritizes the information used to develop assumptions.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company does not expect SFAS No. 157 to have a material impact on its financial position, results of operations or cash flows.

China Natural  Resources Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2008

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings.  The decision to elect the fair value option is determined on an instrument-by-instrument basis, should be applied to an entire instrument and is irrevocable.  Assets and liabilities measured at fair values pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes.  SFAS No. 159 is effective as of the beginning of the Company’s 2008 fiscal year. The adoption of SFAS No. 159 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in  Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the  net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of SFAS No. 160 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141R, “Business Combinations” (“SFAS 141R”), which replaces FASB SFAS 141, “Business Combinations”.  This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of SFAS No. 141R is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

China Natural  Resources Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2008

In January 2008, the SEC released SAB No. 110, which amends SAB No. 107 which provided a simplified approach for estimating the expected term of a “plain vanilla” option, which is required for application of the Black-Scholes option pricing model (and other models) for valuing share options. At the time, the Staff acknowledged that, for companies choosing not to rely on their own historical option exercise data (i.e., because such data did not provide a reasonable basis for estimating the term), information about exercise patterns with respect to plain vanilla options granted by other companies might not be available in the near term; accordingly, in SAB No. 107, the Staff permitted use of a simplified approach for estimating the term of plain vanilla options granted on or before June 30, 2008. The information concerning exercise behavior that the Staff contemplated would be available by such date has not materialized for many companies. Thus, in SAB No. 110, the Staff continues to allow use of the simplified rule for estimating the expected term of plain vanilla options until such time as the relevant data becomes widely available. The Company does not expect its adoption of SAB No. 110 to have a material impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133.” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company does not expect its adoption of SFAS 161 to have a material impact on its financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of SFAS FSP 142-3, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

China Natural  Resources Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2008

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

Note 2 Income Taxes

SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has a net operating loss carryforward for tax purposes totaling approximately $14,106 at June 30, 2008 expiring through the year 2028.  Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

Significant deferred tax assets at June 30, 2008 are as follows:

Gross deferred tax assets:
Net operating loss carryforwards	$(5,634)
Total deferred tax assets	(5,634)
Less: valuation allowance	5,634
Net deferred tax asset recorded	$-

The valuation allowance at March 18, 2008 (inception) was $0. The net change in valuation allowance during the period ended June 30, 2008 was an increase of $5,634.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of June 30, 2008.

China Natural  Resources Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
June 30, 2008

The actual tax benefit differs from the expected tax benefit for the year ended June 30, 2008 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes and 9% for state income taxes, a blended rate of 39.94%) as follows:

Expected tax expense (benefit) - Federal	$(4,364)
Expected tax expense (benefit) - State	(1,270)
Change in valuation allowance	5,634
Actual tax expense (benefit)	$-

Note 3 Stockholders’ Equity

During April, 2008, the Company issued 6,666,667 shares of common stock for $13,339 ($0.002/share) to its founder.

During June, 2008, the Company issued 1,372,662 shares of common stock for $102,950 ($0.075/share) to third party investors.

Note 4 Subsequent Events

On July 18, 2008, the Company issued 7,333,333 shares of common stock for $550,000 ($0.075/share) to a third party investor.

On July 23, 2008, the Company entered into a stock option agreement with a third party.  Under the terms of the agreement, the third party can purchase a total of 33,333,333 shares of common stock at $0.075/share, which would result in cash proceeds of $2,500,000.  The option has not yet been exercised and expires on September 23, 2008.

On August 11, 2008, the Company formed a wholly owned subsidiary called China Natural Resources Holdings Limited.  The Company was formed in Hong Kong.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operation

We have not begun operations and we require outside capital to exploit the 49,800,000 ton high phosphorus iron ore reserve and to build the 1,800,000 ton per annual (“tpa”) steel plant in Badong County, Enshi Prefecture, Hubei Province, China. High phosphorus iron ore is considered low grade iron ore which has not been widely exploited in the past.  We believe we can process the high-phosphorus iron ores by licensing Hismelt’s high intensity direct smelting iron making process and technique.  All functions will be coordinated and managed by our founder and acting Chief Financial Officer, including marketing, finance and operations.  Our intention is to exploit iron ores and produce steels in Badong by two phases. We plan to produce 2,500,000 tpa iron ores and 600,000 tpa steels in the first phase and to double the productions respectively in the second phase.

For the first phase, our target is to set up a beneficiation plant with a designed output of 500,000 tpa of iron concentrates refines by the end of 2009. We intend to expand the line to produce up to 1,200,000 tpa iron concentrates refines in 2010. We are in negotiations with Hismelt to build an 800,000 tpa Hismelt Plant in Badong to process the high phosphorous iron ores. Our intention is to evaluate the de-phosphorus effect of Hismelt process and technics in the fourth quarter of 2008 so as to build a steel plant with a designed output of 600,000 tpa in Badong from 2009 to 2010. For the second phase, we plan to build the steel plant into a medium-sized steel-maker with output of 1,800,000 tpa from 2010, subject to the de-phosphorus effect, local economic developing needs and market demands.

Hismelt agreed to arrange for a 6 meter diameter Hismelt Plant at Kwinana, Western Australia with a designed output of 800,000 tpa of pig iron, to test the high phosphorous iron ores we intend to use in the future Hismelt Plant in Badong in the fourth quarter of 2008 or first quarter in 2009, subject to yet to be agreed commercial terms. We plan to ship the agreed amount of ore to Kwinana, Western Australia for receipt in the third quarter or fourth quarter of 2008. Both parties will work towards entering into an agreement for a Hismelt Process License Agreement by the fourth quarter of 2008 or first quarter of 2009.

We have budgeted around RMB 3 billion for fixed assets investments in the first phase. This essentially covers the investments of the mining production line of RMB 1 billion, the active lime rotary kiln of RMB 70 million, the Hismelt iron-making furnace of RMB 1 billion, the revolving furnace, continuous casting kiln and refinery furnace of RMB 330 million, the bar-rolling line of RMB 185 million, the110KV transformer substation of RMB 45 million, the 35000m3/h oxygen producing machine of RMB 240 million, the 50,000 m3 blast furnace gas tank of RMB 32 million, the 20,000 m3 revolving furnace gas tank of RMB 25 million and the other auxiliary infrastructure of RMB 80 million.

For the second phase, we intend to invest around RMB 4 billion to cover the costs of the mining production line of RMB 1.5 billion, the active lime rotary kiln of RMB 105 million, the Hismelt iron-making furnace of RMB 1.8 billion, the revolving furnace, continuous casting kiln and refinery furnace of RMB 250 million, the bar-rolling line of RMB 350 million, the110KV transformer substation of RMB 30 million, the 35000m3/h oxygen producing machine of RMB 400 million, and the other auxiliary infrastructure of RMB 80 million.

Limited Operating History

We were formed in March 2008 and we have no operations upon which an evaluation of our company and our prospects can be based. We cannot guarantee that Hismelt’s de-phosphorus process will achieve the effect claimed by Hismelt, that our management will be successful in obtaining the license, on acceptable terms, of Hismelt’s high intensity direct smelting iron making process and technique after Hismelt proved the de-phosphorus effect of its technology, or that we will be able to obtain the exploration and exploitation rights from respective Chinese government agencies that are required in order for us to commercially exploit the iron ore reserve, and use the iron ore to produce iron and steel for domestic and international markets.  In addition, we cannot guarantee that we will be able to obtain approval from the respective government agencies to build an iron and steel factory using Hismelt’s technology to produce iron and steel from the high phosphorus iron ore reserve.

Results of Operations

 For the period from inception through June 30, 2008, we had no revenue. Expenses for the period totaled $14,106 resulting in a loss of $14,106. Expenses of $14,106 for the period consisted solely of general and administrative expenses.

Capital Resources and Liquidity

 As of June 30, 2008 we had $102,183 in cash.

 We believe that we will need the first round funding to satisfy our cash requirements for the next twelve months. However, completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that the first round financing will be available. In the absence of the first round financing, we may be unable to proceed with our plan of operations.

We anticipate that our operational, and general & administrative expenses for the next 12 months will total approximately $200,000.  We do not anticipate the purchase or sale of any significant equipment. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan.

 In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

 We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective ages as of September 9, 2008 are as follows:

NAME	AGE	POSITION

Zhonghua (Jack) Chen	43	President, Treasurer, Chief Executive Officer and Chairman of the Board of Directors

Alex C. Fan	51	Acting Chief Financial Officer

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

ZHONGHUA (JACK) CHEN, President, Chief Executive Officer and Chairman of the Board of Directors

We were founded by Zhonghua Chen who serves as our only Director and as our President, CEO and Treasurer. Mr. Chen will coordinate and manage all of our business functions, including marketing, finance and operations. Mr. Chen is the founder and CEO of Transworld Consulting Group Inc. He has over 16 years of experience in managing complicated cross border M & A transactions that involve U.S. and Chinese companies. Most recently he worked for Barrington Associates, where he was the founding chairman of the Asia Pacific Division. Prior to Barrington Associates, Mr. Chen was President of MTC Direct Inc., a global distributor of computer components. During the period from 1997 to 2000, Mr. Chen advised several dozen companies that covered the following industries: biotechnology, IT, taxi, food and beverage, real estate, food services, manufacturing, building materials, automobile and heavy equipment. In addition, Mr. Chen was the co-founder and COO of Bestone Investment Group, Ltd. which acquired a significant stake in one of the leading cement companies in China.

Mr. Chen has been a speaker at the Young President's Organization, USC, UCLA, MIT Business Forum, China Compass Conference, ACG Conference, and Chambers of Commerce. Mr. Chen is also a Charter Member of the Pacific Council on International Relations.

ALEX FAN, CPA, Acting Chief Financial Officer

Alex Fan, CPA, has been our acting Chief Financial Officer since September 9, 2008.  Since January 2004, Mr. Fan has been the President of Crestridge Consulting, Inc. of El Monte, California which is in the practice of financial and management consulting service to various corporate clients.  Mr. Fan is currently involved with merger and acquisition activities involving transactions size ranging from $10 to $120 Million in which he acts as Financial Advisor (FA) for either seller or buyer. Responsibilities include targeting search with local brokers, coordinating with US Due Diligent team members, correspondent with Asian based management team, assisting in valuation analysis, negotiations, and final closing.  He is also involved in the preparation of business plans, reverse merger activities, negotiation with Investment Bankers and Underwriters, Road shows and preparations as well as management consulting services such as internal control evaluations, organizational restructure, human resource recruitment and advice.

Prior to such time, from 1990 to 2003 he was a partner at Chen & Fan, Accountancy Corporation in El Monte, California in which he was in charge of Audit, Review, and Consulting service. His client based included bank, manufacturing company, import/export company, service industry, real estate/construction company, and high-tech company. The firm currently has 10 partners, concentration on overseas Chinese corporate business market.

Mr. Fan received his Master of Science-Accounting in 1982 from the University of Wisconsin in Madison, Wisconsin and received his Bachelor of Business Administration in 1979 from National Taiwan University in Taipei, Taiwan

EXECUTIVE COMPENSATION

Summary Compensation Table; Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended June 30, 2008 in all capacities for the accounts of our executives:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Zhonghua (Jack) Chen, CEO, President and Treasurer	2008	$0	0	0	0	0	0	0	$0

Alex Fan, Acting CFO	2008	$0	0	0	0	0	0	0	$0

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through June 30, 2008.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending June 30, 2008 by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

We do not have any employment agreements in place with our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of September 9, 2008 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Zhonghua (Jack) Chen 68 Genoa Street, 2nd Floor Arcadia, California 91006	4,381,667	28.50%

Common Stock	Alex Fan 68 Genoa Street, 2nd Floor Arcadia, California 91006	0	0%

Common Stock	Qingbo Chen (2) Room 20A Building 2 Shui Xie Hua Du Yi Hu Garden Fu Tian District Shenzhen, China 518100	7,333,333	47.70%

	Henry Wong 8802 Ardendale Avenue San Gabriel, CA 91775	1,450,000	9.43%

Common Stock	All executive officers/directors as a group (2)	4,381,667	28.50%

(1)  Based upon 15,372,662 shares outstanding as of September 9, 2008.

(2)  In addition to the 7,333,333 shares set forth herein. Qingbo Chen has an option to purchase a total of additional 33,333,333 shares of common stock at $0.075/share, which would result in cash proceeds of $2,500,000.  The option has not yet been exercised and expires on September 23, 2008.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We were incorporated in March 2008 in the State of Nevada and upon inception we issued 6,666,667 shares each to Zhonghua (Jack) Chen in consideration for payment of $13,339.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Nevada Corporate Law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

CHINA NATURAL RESOURCES HOLDINGS, INC.
1,372,662 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  September ___, 2008

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee		$5.00
Federal Taxes	$
State Taxes and Fees	$
Transfer Agent Fees	$
Accounting fees and expenses		$15,000.00
Legal fees and expense		$35,000.00
Blue Sky fees and expenses	$
Miscellaneous	$
Total		$50,005.00

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our director and officer is indemnified as provided by the Nevada Corporate Law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

RECENT SALES OF UNREGISTERED SECURITIES

We were incorporated in the State of Nevada in May 2008 and upon inception 6,666,667 founder shares were issued Zhonghua (Jack) Chen for $13,339. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction. On August 13, 2008, Zhonghua (Jack) Chen transferred a total of 2,285,000 shares of his common stock to the following shareholders:

Yiu Fung Wong                                              200,000
Henry Wong                                                   1,450,000
Schechter Plus Chou, Inc.                             35,000
ST.DE Investment Limited                            400,000
Yanping Chen Bagg                                       200,000

Based upon such transfers, Zhonghua (Jack) Chen currently owns a total of 4,381,667 shares of our common stock. These shares were reissued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In July 2008, we completed a Regulation D Rule 506 offering in which we sold 8,705,995 shares of common stock to 38 investors, at a price per share of $0.075 per share for an aggregate offering price of $652,950. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Name of selling stockholder	Shares of common stock owned
Henry Wong	33,333
Yan Hua Li	33,333
Keith Chan	33,333
Sarah Chan	33,333
Jason Chong Chung	33,333
Samuel K.K. Chung	33,333
Au Yeung Family 2004 Trust (1) (Mi-Li Au Yeung)	33,333
Au Yeung Family 2004 Trust (2)(Vincent Au Yeung)	33,333
Philip Chan	33,333
Kiki Chan	33,333
Stephen P. Couig	33,333
Patty Chan	33,333
Bai Zhu Chen	33,333
Ke Du	33,333
Christina Qi He	33,000
Katherine He	33,000
Juan Huang	40,000
Ling Zhang	40,000
Song Tao Zhang	40,000
Zhen Bo Zhao	40,000

Lili Cheng	40,000
Yu Zhao	40,000
Kai Zhu	40,000
Shuang Xu	40,000
Dong Liang	40,000
Wei Xu	40,000
Cai Zhen Deng	40,000
Jing Xu	40,000
Xiu Juan Jiang	40,000
Guan Zhou Cai	40,000
Zhang Cai Peng	40,000
Guan Wang	40,000
Jing Wang	40,000
Xue Zhang	40,000
Jun Yan Huang	40,000
Yu Hong Tang	40,000
Song Han	40,000
Qingbo Cheng (1)	7,333,333

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.
(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.
(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in January 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

(1) In addition to the shares set forth herein, Qingbo Chen has an option to purchase a total of 33,333,333 shares of common stock at $0.075/share, which would result in cash proceeds of $2,500,000.  The option has not yet been exercised and expires on September 23, 2008.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
23.1	Consent of Berman & Company P.A.
23.2	Consent of Counsel, as in Exhibit 5.1
24.1	Power of Attorney

UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Arcadia, California on September 9, 2008.

CHINA NATURAL RESOURCES HOLDINGS, INC.

By:	/s/ Zhonghua (Jack) Chen
Zhonghua (Jack) Chen
President, Chairman of the Board of Directors, Chief Executive Officer,

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhonghua (Jack) Chen and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of China Natural Resources Holdings, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

By: /s/ Zhonghua (Jack) Chen
Zhonghua (Jack) Chen
Chairman, President, Chief Executive Officer

By: /s/ Alex Fan
Alex Fan
Acting Chief Financial Officer